Exhibit 15.14

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

Consent of DeGolyer and MacNaughton

We consent to the reference to DeGolyer and MacNaughton in the form and context in which it appears in the Annual Report on Form 20-F of CNOOC Limited, for the year ended December 31, 2018, to the inclusion herein of our report dated January 23, 2019, concerning our opinion on the proved reserves as of December 31, 2018, for CNOOC Limited, and to the incorporation by reference in any Registration Statement on Form F-3 and related Prospectus Supplements of CNOOC Limited for the registration of debt securities and guarantees previously filed with the Securities and Exchange Commission.

Very truly yours, /s/ DeGOLYER and MacNAUGHTON DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716

Dallas, Texas

March 15, 2019